                                                                    EXHIBIT 12.1

                              DISCOVERY ZONE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     (DOLLARS IN THOUSANDS, EXCEPT RATIOS)

                                                                                            NINE         SEVEN          TWO
                                                                                           MONTHS       MONTHS        MONTHS
                                               YEAR ENDED DECEMBER 31,                      ENDED        ENDED         ENDED
                                ------------------------------------------------------  SEPTEMBER 30,  JULY 31,    SEPTEMBER 30,
                                  1992       1993       1994        1995       1996         1996         1997          1997
                                ---------  ---------  ---------  ----------  ---------  -------------  ---------  ---------------

(Loss) income from continuing
  operations before income
  taxes.......................     (4,969)     3,306    (23,124)   (445,245)   (83,834)     (58,365)     (29,909)       (9,745)

Fixed charges.................        487      1,778      6,090      12,423     10,617        9,318        3,957         2,468

Less interest capitalized
  during the period...........     --           (111)      (953)       (197)    --           --           --            --
                                ---------  ---------  ---------  ----------  ---------  -------------  ---------        ------

Earnings......................     (4,482)     4,973    (17,987)   (433,019)   (73,217)     (49,047)     (25,952)       (7,277)

Interest (including
  amortization of debt
  discount and financing
  costs)......................        487      1,778      6,090      12,423     10,617        9,318        3,957         2,468

Interest portion of rental
  expense.....................     --         --         --          --         --           --           --            --
                                ---------  ---------  ---------  ----------  ---------  -------------  ---------        ------

Fixed Charges.................        487      1,778      6,090      12,423     10,617        9,318        3,957         2,468
                                ---------  ---------  ---------  ----------  ---------  -------------  ---------        ------

Ratio of Earnings to Fixed
  Charges.....................         (a)       2.8         (a)         (a)        (a)          (a)          (a)           (a)
                                ---------  ---------  ---------  ----------  ---------  -------------  ---------        ------
                                ---------  ---------  ---------  ----------  ---------  -------------  ---------        ------

------------------------
(a) Earnings were insufficient to cover fixed charges by $4,969, $24,077, $445,442 and $83,834 in 1992, 1994, 1995 and 1996, respectively, and by
    $58,365, $29,909 and $9,745 in the nine months ended September 30, 1996, the seven months ended July 31, 1997 and the two months ended September 30, 1997, respectively.